EXHIBIT 99.1

Hutchinson Technology Reports Preliminary First Quarter Results

HUTCHINSON, Minn., Jan. 13, 2015 (GLOBE NEWSWIRE) -- Hutchinson Technology Incorporated (Nasdaq:HTCH) today reported preliminary results for its fiscal 2015 first quarter ended December 28, 2014. The company shipped 121.7 million suspension assemblies in the fiscal 2015 first quarter, up 4% from 117.1 million in the preceding quarter. Rick Penn, Hutchinson Technology's president and chief executive officer, said the higher shipments resulted from the company's increased participation on customers' programs. Net sales for the quarter totaled approximately $72 million, compared with $70.3 million in the preceding quarter. Average selling price was $0.58, flat compared to the preceding quarter.

The company estimates that gross margin for the fiscal 2015 first quarter was 15% to 16% of net sales, up from 13% in the preceding quarter, due to the higher volume in the quarter and improved operating performance. The company also estimates that its fiscal 2015 first quarter operating loss was reduced to approximately $1 million, compared to an operating loss of $1.5 million in the preceding quarter. Research and development expenses for the quarter increased to approximately $6 million, compared to $4.8 million in the preceding quarter, primarily due to process development costs for the company's SMA OIS actuators.

"We're still in the early phases of bringing our OIS actuator to the market, and we continue to focus on increasing our OIS production efficiency and capacity," said Penn. Penn also said that a smartphone incorporating the company's SMA OIS actuators was introduced last week for sale in Taiwan and China.

In connection with the financing transactions that closed in October 2014, the company expects to record a loss on debt extinguishment of approximately $4.3 million in the fiscal 2015 first quarter.

Cash and investments totaled approximately $35 million at the end of the fiscal 2015 first quarter, compared to $38.9 million at the end of the preceding quarter. The company also held approximately $45 million of cash that is restricted in use, including $35 million of cash held in an escrow account to partially fund the previously announced redemption of its $39.8 million of 8.50% Convertible Senior Notes that will occur on January 15, 2015.

As previously disclosed, the company obtained a $15 million term loan during the fiscal 2015 first quarter. Outstanding borrowings on the company's revolving line of credit were reduced from $9.5 million at the end of the preceding quarter to zero at the end of the fiscal 2015 first quarter. Subsequent to the end of the fiscal 2015 first quarter, the company received a $15 million advance payment from a customer for suspension assemblies expected to ship to that customer in the fiscal 2015 second quarter.

The company said that it currently expects a sequential decline in suspension assembly shipments and net sales during its fiscal 2015 second quarter, which is historically a seasonally weaker quarter.

The company will provide further details in its first quarter results announcement and conference call.

Fiscal 2015 First Quarter Results to be Reported on January 28, 2015

The company announced it will report its fiscal 2015 first quarter financial results on Wednesday, January 28, 2015, before the open of the market. A subsequent conference call for the investment community will take place at 8:00 a.m. Eastern Time (7:00 a.m. Central Time).

Individual investors and news media may participate in the conference call via a webcast, which will be accessible live and on an archived basis on Hutchinson Technology's web site at www.htch.com/investors. The webcast also will be distributed by Thomson StreetEvents to both institutional and individual investors at www.earnings.com.

About Hutchinson Technology

Hutchinson Technology is a global supplier of critical precision component technologies. As a key supplier of suspension assemblies for disk drives, we help customers improve overall disk drive performance and meet the demands of an ever-expanding digital universe. Through our new business development initiatives, we focus on leveraging our unique precision manufacturing capabilities in new markets to improve product performance, reduce size, lower cost, and reduce time to market.

Cautionary Note Regarding Forward-Looking Statements

This announcement contains forward-looking statements regarding demand for and shipments of the company's products, production capabilities, operating performance, debt repayments and financial results. The company does not undertake to update its forward-looking statements. These statements involve risks and uncertainties.  The company's actual results could differ materially from those anticipated in these forward-looking statements as a result of changes in market demand and market consumption of disk drives or suspension assemblies, changes in demand for our products, market acceptance of new products, the company's ability to produce suspension assemblies at levels of precision, quality, volume and cost its customers require, changes in product mix, changes in customers yields, changes in storage capacity requirements, changes in expected data density, changes in the company's ability to operate its assembly operation in Thailand, changes in the company's ability to reduce costs and other factors described from time to time in the company's reports filed with the Securities and Exchange Commission.

CONTACT: INVESTOR CONTACT:
         Chuck Ives
         Hutchinson Technology Inc.
         320-587-1605

         MEDIA CONTACT:
         Connie Pautz
         Hutchinson Technology Inc.
         320-587-1823